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                                                                   EXHIBIT 10.23

                   COMPLIANCE AGREEMENT IN LIEU OF DEBARMENT

         This Compliance Agreement in Lieu of Debarment ("Agreement") is made between Southern Foods Group, Inc., ("Southern Foods") and the Food and Consumer Service ("FCS") of the United States Department of Agriculture ("USDA").

                                    PREAMBLE

         A. Southern Foods is a corporation engaged in the processing, sale, and distribution of dairy products in Texas, Louisiana, and Arkansas, and is headquartered in Dallas, Texas. Southern Foods is the successor corporation to Schepps-Foremost, Inc., (Schepps-Foremost). The two companies merged on April 11, 1994. Southern Foods' business includes the provision of fluid milk and other dairy products to school systems and other entities in connection with USDA or other Federally assisted programs ("Government programs").

         B. On July 18, 1991, Schepps-Foremost entered into a Consent Judgment And Agreed Permanent Injunction resolving bidrigging claims made by the State of Texas in the Tyler Division of the U.S. District Court for the Eastern District of Texas. Schepps-Foremost entered into the Consent Judgment in resolution of any and all antitrust claims, actions, or causes of action which the State of Texas may have had or which may later accrue against Schepps-Foremost in connection with the sale, distribution and marketing of dairy products to the State of Texas, its agencies and the Free Public Schools of Texas prior to July 18, 1991, in violation of section 1 of the Sherman Act (15 U.S.C. Section 1). Schepps-Foremost agreed to pay a civil fine of $575,000, and compensatory damages of $5,175,000, to be allocated to the Public Free Schools of Texas.

         C. Southern Foods engaged in bidrigging on contracts with school districts for milk in the State of Texas. On August 16, 1994, Southern Foods was convicted of bidrigging in the Dallas Division of the U.S. District Court for the Northern District of Texas. Southern Foods was convicted of conspiring to rig bids for contracts to supply fluid milk to public schools located in North, North Central, and East Texas, beginning at least as early as 1975, and continuing thereafter until at least June 1990, in violation of section 1 of the Sherman Act (15 U.S.C. Section 1). Southern Foods was ordered to pay a criminal fine of $1,900,000, and a special assessment of $600.

         D. Southern Foods has pleaded guilty to bidrigging on contracts with school districts for milk in the State of Louisiana. On May 27, 1994, a Criminal Information was filed against Southern Foods in the
Lafayette-Opelousas Division of the U.S. District Court for the Western
District of Louisiana. Southern Foods pleaded guilty to conspiring to rig bids for contracts to supply fluid milk products to public schools located in western Louisiana in violation of the Section 1 of the Sherman Act (15 U.S.C.
Section 1). Southern Foods was ordered to pay a criminal fine of $1,000,000, and a special assessment of $200.
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Compliance Agreement for Southern Foods                                       2

         E. On October 6, 1994, the State of Louisiana, on behalf of various school districts in Louisiana filed suit against Southern Foods. This lawsuit was filed under the Louisiana Monopolies Law and seeks damages against Southern Foods based on the matters referred to above in paragraph D.

         F. On January 11, 1993, Mr. Mike Compton ("Compton"), a former Branch Manager for Oak Farms, Inc., part of Schepps-Foremost, Inc., was convicted in the Dallas Division of the U.S. District Court for the Northern District of Texas of conspiring to rig bids for contracts to supply fluid milk products to public school districts and certain public and private hospitals located in North Central Texas. Compton was sentenced to six months imprisonment and one year of probation and community service. On September 25, 1992, a civil settlement agreement was executed between Compton and the United States. Compton agreed to pay to the United States $10 in settlement of all residual Federal civil damages and penalties resulting from Compton's bidrigging in Texas. On January 22, 1993, Mr. Kenneth L. Bullard ("Bullard"), former Zone Manager for Cabell's Dairy, part of Schepps-Foremost, Inc., was convicted in the Tyler Division of the U.S. District Court for the Eastern District of Texas of conspiring to rig bids for contracts to supply fluid milk products to public school districts located in east Texas. Bullard was ordered to pay a criminal fine of $20,000, and a special assessment of $50, and was sentenced to two years probation, and community service. On October 26, 1992, a civil settlement agreement was executed between Bullard and the United States. Bullard agreed to pay to the United States $10 in settlement of all residual Federal civil damages and penalties resulting from Bullard's bidrigging in Texas.

         G.      On June 9, 1989, Mr. Lenard O. Jackson ("Jackson") was
convicted of bidrigging in the U.S. District Court for the Middle District of Florida. Jackson was convicted of participating in a conspiracy to rig bids to school boards within Peninsular Florida for the award and performance of contracts to supply milk to county schools in Florida beginning at least as early as the early 1970's, and continuing at least through December 1986, in violation of section 1 of the Sherman Act (15 U.S.C. Section 1). Jackson was sentenced to serve 180 days of imprisonment at a Federal prison camp, and was ordered to pay a special assessment of $50. Jackson entered into a civil settlement of $10 with the Federal Government in settlement of all residual Federal civil damages and penalties resulting from Jackson's bidrigging in Florida. In December 1990, Jackson became employed as General Manager of Oak Farms Dairy, which was a wholly-owned Houston, Texas operation of Schepps-Foremost, Inc., and is now part of Southern Foods, as referred to above in Paragraph A. On July 8, 1994, in accordance with 7 C.F.R. Part 3017, FCS sent Jackson a Notice of Proposed Debarment from Federal nonprocurement programs. The cause for the proposed debarment was the conviction referred to above. Pursuant to Southern Foods' policy, Jackson is currently suspended from his position as a result of FCS' Notice of Proposed Debarment and a final decision on the proposed debarment is pending.
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Compliance Agreement for Southern Foods                                        3

         H. Southern Foods cooperated fully with Federal and State authorities and disclosed the identities and names of all its employees, or those of its predecessor companies, known to have engaged in improper anti-competitive activities. These were Compton and Bullard, both of whom also cooperated with authorities.

         I. On June 9, 1994, in accordance with 7 C.F.R. Part 3017, FCS sent Schepps-Foremost, Inc., a Notice of Proposed Debarment from Federal nonprocurement programs. The cause for the proposed debarment was the consent judgment and agreed permanent injunction referred to above in Paragraph B.

         J. On June 9, 1994, in accordance with 7 C.F.R. Part 3017, FCS sent Southern Foods a Notice of Proposed Debarment from Federal nonprocurement programs. The cause for the proposed debarment was the consent judgment and agreed permanent injunction referred to above in Paragraph B and its imputation to Southern Foods through its affiliation with Schepps-Foremost, Inc. referred to above in Paragraph A.

         K. On July 7, 1994, representatives of Southern Foods and counsel for Southern Foods presented information and oral argument in opposition to the proposed debarment to representatives of FCS, counsel for FCS, and the hearing official.

         L. Southern Foods has acknowledged the improper activities of its employees, and those of its predecessor companies, has paid civil penalties and damages to the State of Texas, and has instituted corrective action.

         M. Southern Foods has expressed an interest in demonstrating to FCS that, notwithstanding the misconduct underlying the consent judgment and agreed permanent injunction, Southern Foods is presently responsible and will deal fairly and honestly with respect to the Government programs for which they submit bids to furnish dairy and/or other products.

         N. Southern Foods represents that, to the best of its knowledge, it is not currently the subject of any investigation or judicial proceeding by any Federal, State, or local authority for suspected irregularities involving Southern Foods' operations or activities, other than the judicial proceeding referred to above in Paragraph E.

         O. Southern Foods represents that it does not have any business relationship with individuals who have been convicted of the misconduct referenced in Paragraphs B and C except for those post-employment benefit relationships required by law, such as health and pension benefits required under the Employee Retirement Income Security Act of 1974 ("ERISA"). Business relationships, including employer-employee, creditor-debtor, and principal-business entity (shareholder-corporation and other ownership relationships are not included unless the shareholder/owner is also a principal as defined in 7 C.F.R. Section 3017.105(p)).
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Compliance Agreement for Southern Foods                                       4

         P. Southern Foods represents that it has established a Compliance Program which includes the following:

                 a) A written Code of Business Conduct and Ethics ("Code") which has been distributed to all managers and supervisors and all sales and administrative employees and consultants;

                 b) A Code of Business Conduct and Ethics, and Ethics Compliance Program, including Antitrust Guidelines, which has been distributed to all managers, and supervisors, and other employees, and consultants involved in contract bidding or other similar duty areas and designed to assist employees in recognizing conduct which may violate the antitrust laws;

                 c) Certification by respective employees that they have received copies of the Code of Business Conduct and Ethics, and the Code of Business Conduct and Ethics Compliance Program, and that they agree to comply with the code or be subject to disciplinary measures;

                 d) Annual ethics and compliance training seminars for all managers, and supervisors, and other employees and consultants involved in contract bidding or other similar duty areas;

                 e) A Business Conduct and Ethics Compliance Committee ("Compliance Committee"), consisting of the company CEO, president, secretary/treasurer, and the Business Conduct and Ethics Compliance Officer ("Compliance Officer"), which is responsible for maintaining the compliance program and reporting annually to the president of the company;

                 f) A Compliance Officer, who is responsible for monitoring and investigating questions and issues raised via a toll-free (800) confidential "hotline" which employees are directed to call when and if any suspected wrongdoing or other suspected Code violation occurs. The number for the hotline is included in the Code and is posted on notices in each plant location;

                 g) Compliance coordinators at each plant facility, who have been trained to answer questions regarding the Code and to serve as a confidential point of contact for employees to report suspected violations of the Code and who consult outside counsel where appropriate;

                 h) Availability of outside counsel by phone to all company employees involved in bidding or pricing to advise on any questions or concerns which may arise regarding proper bidding priorities or other competitive relationship issues;
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Compliance Agreement for Southern Foods                                       5

                 i) A bid analysis of all contract bids which covers bid amount by dairy and item. Conducted by outside counsel, the bid analysis is designed to spot questionable bids or unusual bid trends and may result in counsel contacting the person responsible for the bid to obtain any needed information regarding bids.

         Q. The FCS has determined that the consent judgment and agreed permanent injunction referred to in Paragraph B are causes for debarment; however, FCS has determined that, at this time, debarment is not in the public interest, and is not necessary for the Federal Government's protection as the terms and conditions of this Agreement provide adequate assurance that Southern Foods' future business dealings with respect to Government programs, if any, will be conducted with the highest degree of responsibility, honesty, and integrity.

         R. FCS and Southern Foods ("parties") therefore agree to the following terms and conditions:

                                    ARTICLES

         1.      With the exception of the record retention provisions of
Article 3, and the reporting provisions of Articles 8, 12, and 18, the period of this Agreement and the obligations of the parties thereunder shall be for three (3) years from the date of execution by FCS.

         2. Failure to comply with the terms of the State consent judgment and agreed permanent injunction referenced in Paragraph B and the Federal judgment referred to in Paragraph C the Preamble to this Agreement shall constitute a material breach of this Agreement.

         3. Southern Foods shall maintain complete records including original documents and, upon request, will provide or otherwise furnish information and documents to FCS, to assure FCS that Southern Foods is complying with this Agreement. Additionally, Southern Foods shall maintain records sufficient to provide complete information on all transactions related to Government programs. Such information shall include, but is not limited to, cost analyses, bid computations, bid submissions, contracts, purchase and shipment documents and receipts, and other documents that are in any way related to the determination and submission of bids and the fulfillment of contracts by Southern Foods with respect to any Government program. The records required by this Article shall be maintained for not less than four (4) years after the end of the calendar year to which they apply with the exception that documents related to school dairy product bids and contracts shall be maintained for not less than four (4) years after the end of the school year to which they apply.
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Compliance Agreement for Southern Foods                                       6

         4. In addition to any other right FCS may have by statute or regulation, Southern Foods shall provide FCS or its duly authorized representative the right to examine Southern Foods' books, records, and other company documents and supporting materials, and to interview, with their consent, employees of Southern Foods for the purpose of evaluating: (a) Southern Foods' compliance with the terms of this Agreement; (b) Southern Foods' business conduct in its dealings with all of its customers; (c) Southern Foods' compliance with accepted business practices; and, (d) Southern Foods' compliance with the requirements of contracts involving Government programs. These materials shall be made available to FCS at all reasonable times for inspection, audit, or reproduction.

         5. Southern Foods shall maintain as part of this Agreement a Compliance Program composed of the Compliance Program voluntarily adopted prior to the date of this Agreement and discussed in Paragraph P of the Preamble and such other additional measures as may be necessary to comply with the requirements of this Agreement. The Compliance Program shall involve all company employees, officers, and consultants so as to insure that Southern Foods and each of its employees, officers, and consultants maintains the business honesty and integrity required of a Government program contractor and that Southern Foods' performance of each Government program contract is in strict compliance with all applicable laws, regulations and the terms of the contract. The Compliance Program shall include, at a minimum, the following components:

                 a) The written Code of Ethics and Standards of Conduct ("Code"). If not already included in the Code provided to all employees, Southern Foods' Code shall include (i) a statement of Southern Foods'
commitment to comply with all applicable statutes and regulations in the conduct of its business; (ii) guidelines for Southern Foods' employees to follow in their business dealings on behalf of Southern Foods; (iii) a notice that, consistent with Articles 6 and 14 of this Agreement, Southern Foods shall immediately take disciplinary action, including termination, against any employee, officer, or consultant of Southern Foods whose conduct violates applicable laws, regulations, contract terms, Southern Foods' Compliance Program, this Agreement, or basic tenets of business honesty and integrity;
(iv) a requirement that employees report to the compliance coordinator or the Compliance Officer any misconduct of which they have knowledge whether committed by an employee of Southern Foods or any other person, whether the misconduct relates to violations of applicable law, regulations, contracts terms, Southern Foods' Compliance Program, this Agreement, or basic tenets of business honesty and integrity; (v) a notice that employees may report misconduct anonymously; and (vi) a notice that employees may report misconduct directly to appropriate Government officials in lieu of a compliance coordinator or the Compliance Officer. Prior to any modification of the Code, Southern Foods shall obtain FCS approval.
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Compliance Agreement for Southern Foods                                       7

         b) The distribution of the Code, through Southern Foods' Employee Handbook or otherwise, to each employee of Southern Foods. After reading the Code, each current employee, officer, and consultant shall certify in writing on an annual basis, in records to be maintained by Southern Foods and open to inspection by FCS, that the employee, officer, or consultant has read and understood the import of the document. Southern Foods' Compliance Committee shall verify compliance with this requirement annually and shall report its action to Southern Foods' Board of Directors.

         c) The posting of Notices, in prominent places accessible to each of Southern Foods' employees, detailing the company's commitment to complying with all applicable laws, regulations, Southern Foods' Compliance Program, this Agreement, and basic tenets of business honesty and integrity in the conduct of its operations and activities. The Notices shall designate that the Compliance Officer and the respective plant compliance coordinator may be contacted by an employee regarding any reports of misconduct about which an employee may have knowledge, whether committed by an employee of Southern Foods or any other individual or business entity; state that any report may be made anonymously or directly to Government officials in lieu of the Ethics Compliance Officer; and designate the Compliance Officer and the respective plant compliance coordinator to be available for consultation on any questions the employee may have concerning Southern Food's business practices. Also, Southern Foods shall promptly investigate and take corrective action with respect to any misconduct reported to the Compliance Officer by means of the hotline discussed in Paragraph P(f) of the Preamble to this Agreement.

         d) Southern Foods' Compliance Committee, referred to in Paragraph P(e) of the Preamble, shall annually verify compliance with the requirements in
Article 5(c) above and shall report the results of this review to Southern Foods' Board of Directors.

         e) A formal Information and Education Program designed to assure that all Southern Foods employees are appropriately aware of all applicable laws, regulations, Southern Foods' Compliance Program, the terms of this Agreement, and basic tenets of business honesty and integrity that they are expected to follow, and the consequences, both to the employee and the company, that will ensue from any violation thereof. The information and Education Program shall include, but not be limited to, annual ethics and antitrust compliance training seminars for all managers and supervisors and other employees and consultants involved in contract bidding or other similar duty areas as well as appropriate annual training for all employees using suitable training methods as determined by Southern Foods. An annual schedule and subject outline for the Information and Education Program (to include agendas for all training seminars/sessions) shall be provided to FCS no later than 30 days from date of this agreement and annually thereafter. Any significant change(s) to schedules, outlines, or agendas shall be promptly reported to FCS. FCS retains the right to approve or disapprove schedules, outlines and agendas and any changes thereto. Furthermore, FCS and its authorized representatives have the right to be present at all training sessions.
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Compliance Agreement for Southern Foods                                       8

         6. Southern Foods shall establish promotion of Southern Foods' Compliance program as an element of each manager's and supervisor's performance standards. In addition to the certifications required by Paragraph P(c) of the Preamble, Southern Foods shall require an annual certification whereby all managers and supervisors involved in contract bidding or other similar duty areas will attest that they personally have annually: (a) discussed with each employee under their supervision the content and application of the company's Compliance Program; (b) informed each such employee that strict compliance with the Program is a condition of employment; and (c) informed each such employee that Southern Foods will take disciplinary action, including termination, for violation of applicable laws, regulations, Southern Foods' Compliance Program, the terms of this Agreement, and basic tenets of business honesty and integrity. Southern Foods' Compliance Committee shall verify compliance with this requirement annually and shall report its action to Southern Foods' Board of Directors.

         7. Southern Foods shall continue to maintain a Compliance Committee which shall be responsible for overseeing the Compliance Program, for oversight in the maintenance and updating of the Code by the Compliance Officer, and for monitoring Southern Foods' compliance with this Agreement. The Compliance Committee shall meet not less often than quarterly, consult with whatever advisors it deems appropriate in matters relating to the Compliance Program, compile reports concerning Southern Foods' compliance with the Compliance Program, and take whatever actions are appropriate and necessary to insure that Southern Foods conducts its activities in compliance with applicable laws, regulations, Southern Foods' Compliance Program, this Agreement, and basic tenets of business honesty and integrity. The Compliance Committee shall report to the Board of Directors, in writing and not less often than quarterly, the actions the Compliance Committee has taken since the last report. Such reports and minutes of the Compliance Committee's meetings shall be maintained as part of Southern Foods' records referenced in Article 3 of this Agreement.

         8. During the 3-month period of May-July of each full or partial calendar year covered by this Agreement starting with calendar year 1995, Southern Foods' Compliance Committee shall select, on a random basis, at least twenty (20) bid proposals that have been or are to be submitted in response to school district solicitations for the upcoming school year and shall conduct a pre-award audit of each selected bid proposal to determine whether it has been prepared in accordance with Southern Foods' internal procedures and is consistent with applicable statutory and regulatory requirements. During each of the remaining three (3) periods of the year (August-October, November-January, and February-April), Southern Foods' Ethics Committee shall select, on a random basis, at least twelve (12) different current Southern
Foods contracts with school districts for each 3-month period and shall conduct a post-award audit of each selected contract to determine if the underlying bid proposal was prepared in accordance with Southern Foods' internal procedures and applicable laws, regulations, Southern Foods' Compliance Program, the terms of this Agreement, and basic tenets of business honesty and integrity. A contract shall not be selected for postaward audit if its underlying bid proposal was selected for pre-award audit during the prior
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Compliance Agreement for Southern Foods                                       9

May-July period. To the extent that either a pre-award or post-award audit discloses any misconduct, Southern Foods shall notify FCS within fifteen
(15) days of disclosure.

         9. As part of Southern Foods' program of self-governance Southern Foods shall voluntarily disclose to FCS suspected misconduct involving or affecting Southern Foods' operations relating to Government programs within fifteen (15) days after such misconduct is disclosed to the Compliance Officer or any compliance coordinator or otherwise brought to the attention of the company management. Southern Foods shall immediately investigate and take corrective action with respect to any such suspected misconduct, notify FCS of any action taken, and promptly make restitution for any damage or loss resulting from such misconduct.

         10. Southern Foods shall prepare and submit periodic written compliance reports to FCS.

                  a) The compliance reports shall be prepared by the Compliance Committee and reviewed, approved, and signed by the President of Southern Foods.

                  b) The first report is due six (6).months following the date that FCS executes this Agreement with remaining reports due every (6) six months thereafter.

                  c)       The report shall contain the following information:

                           i)      An overall assessment and progress statement
concerning implementation of Southern Foods' Compliance Program and compliance with this Agreement. The assessment and progress statement shall include supporting information for each of the following areas as appropriate:

                              A)   Ethics and compliance training seminars -
description of activity conducted (training session, etc.), date and location, subject matter covered, and number and type of employees participating;

                              B)   Compliance Committee's annual verification
regarding the requirements of Articles 5(b) and 6 of this Agreement;
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Compliance Agreement for Southern Foods                                       10

                          C)      A summary of any instances of misconduct
reported to the Compliance Officer or any compliance coordinator or otherwise brought to the attention of company management or a negative report if applicable. Summaries shall include: number of instances and type of misconduct reported (NOTE: Article 9 of this Agreement requires that suspected misconduct relating to Government programs also be reported to FCS within fifteen (15) days of disclosure.), source of reports if known (employee, customer, etc. - not individual names), status of internal investigation (completed or ongoing), and results of investigations (number of reports confirmed and number not supported); (NOTE: More detailed information on confirmed reports shall be provided pursuant to Article 10(c)(ii) below.);

                          D)      A summary of the Ethics Committee's pre-award
and post-award audits required by Article 8 of the Agreement to include for each type of audit: names of school districts involved and whether or not the audits revealed any discrepancies; (NOTE: More detailed information on discrepancies shall be provided in Article 10(c)(ii) below. Furthermore, Article 7 of this Agreement requires that any misconduct disclosed through pre-award or post-award audits also be reported to FCS within fifteen (15) days of disclosure.); and

                          E)      Any other information that the Compliance
Committee deems to be supportive of the assessment and progress statement.

                 ii) Problems or weaknesses found, corrective action proposed, and status of corrective action. This Part shall include information for each of the following areas as applicable:

                          A)      Misconduct reported to the Compliance
Officer, or any compliance coordinator, or otherwise brought to the attention of company management and confirmed by company internal investigation;

                          B)      Discrepancies revealed through pre-award and
post-award audits conducted by the Compliance Committee pursuant to Article 8 of this Agreement;

                          C)      Problems or weaknesses found by any other
means - internal audits, the audit required by Article 12 of this Agreement, other independent audits, etc.

         11.     In submitting any bid proposal for Government programs
business, Southern Foods shall include a Certificate of
Non-Collusion/Independent Price Determination. In making such certification, Southern Foods shall utilize the form specified in the bid solicitation or, if no form is specified, a form developed by Southern Foods and approved by FCS.
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Compliance Agreement for Southern Foods                                       11

         12. Southern Foods shall retain an independent auditor or consulting firm to annually evaluate Southern Foods' compliance with the terms of this Agreement and Southern Foods' system of selecting solicitations for bid, preparing, and presenting bid proposals, and fulfilling contracts for Southern Foods' Government program business. The plan for each audit or review must be submitted to FCS for review and approval prior to initiation of the audit or review. A report of the auditor's findings for each full or partial calendar year covered by this Agreement shall be provided to FCS within thirty
(30) days following each such year with the first report to be provided by January 30, 1996.

         13. Southern Foods shall establish a written internal operating policy dealing with suspended or debarred individuals or entities. All operating policy shall reflect the requirements of 7 C.F.R. Part 3017. In addition, this policy shall provide that Southern Foods shall not knowingly enter into any business relationship, as defined in Paragraph O of the Preamble, including employment with or without pay, with an individual or other entity who has been suspended, debarred, or otherwise declared ineligible for participation in Federal procurement or nonprocurement programs by any Federal department or agency, except as provided in Article 14 of this Agreement. In addition to obtaining any certifications required by 7 C.F.R. Part 3017, Southern Foods shall make reasonable inquiry into the status of any potential employee or other business partner including, at a minimum, review of the General Services Administration's List of Parties Excluded from Federal Procurement or Nonprocurement Programs. Unless otherwise required by Article 15, Southern Foods is not required to terminate the employment of individuals who become suspended, proposed for debarment, debarred, or otherwise declared ineligible for participation in Federal procurement or nonprocurement programs during their employment at Southern Foods, but shall immediately remove such employees from responsibility for or involvement with Southern Foods' Government program business until the resolution or conclusion of such actions.

         14.     Southern Foods may, as part of the operating policy
established pursuant to Article 13 of this Agreement and pursuant to 7 C.F.R.
Section 3017.215, enter into a particular transaction with a person who has been suspended, debarred, or otherwise declared ineligible for participation in Federal procurement or nonprocurement programs by any Federal department or agency, only upon a written determination by the Administrator of FCS, or another agency head or authorized designee, that such an exception is warranted.
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Compliance Agreement for Southern Foods                                       12

         15. Southern Foods shall not enter into or resume any business relationships, as defined in Paragraph O of the Preamble, with the individuals who have been convicted of the misconduct referenced in Paragraph C of the Preamble, except for those post-employment benefit relationships required by law, such as health and pension benefits required under the ERISA. Additionally, if any other individual is charged by Federal, State, or local authorities with a criminal offense relating to Southern Foods' past, current or future business with Government programs, Southern Foods voluntarily agrees that the individual shall immediately be removed from any responsibility for or involvement with Southern Foods' Government program business and, if convicted, shall immediately terminate any business relationship with such individual, including employment with or without pay, except for those post-employment benefit relationships required by law.

         16. Southern Foods shall submit to FCS, in advance of distribution, copies of all directives, instructions, and procedures issued and/or implemented in furtherance of Southern Foods' compliance with this Agreement. FCS, retains the right to approve or disapprove such documents and procedures.

         17. Southern Foods hereby releases the United States, its instrumentalities, agents and employees, in their official and personal capacities, of any and all liability or claims (including legal expenses) arising out of the proposed debarment of Southern Foods or the discussions leading to this Agreement.

         18. In addition to the requirements in Article 12 of this Agreement pertaining to an annual compliance audit, within thirty (30) days following each full or partial calendar year covered by this Agreement, Southern Foods shall provide FCS, a list of all other internal audit reports generated by or for Southern Foods during the previous calendar year and make available to FCS, copies of any such audit reports requested by FCS,

         19. In the event that the sale and transfer of Southern Foods' stock or assets results in a change in the legal status, or a significant change in ownership, of the company, Southern Foods shall notify FCS, in advance and shall require by the terms of the sale or transfer that the new owner, in addition to Southern Foods, shall be bound by the terms and conditions of this Agreement.

         20. When requested, Southern Foods shall cooperate fully with any investigation of suspected irregularities involving Southern Foods' operations or activities and shall encourage present and past employees of Southern Foods to make full and candid disclosure of their personal knowledge of the facts and circumstances of any such suspected irregularities.
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Compliance Agreement for Southern Foods                                       13

         21. Southern Foods agrees to promptly inform FCS if it learns during the period of this Agreement that it is the subject of any investigation or judicial proceeding by any Federal, State, or local authority for suspected irregularities involving Southern Foods' operations or activities.

         22. Provided that the terms of this Agreement are faithfully fulfilled, FCS shall not take further action to suspend or debar Southern Foods based on the misconduct identified in Paragraphs B and C of the Preamble of this Agreement.

         23. Southern Foods' compliance with this Agreement shall constitute an element of Southern Foods' present responsibility. Southern Foods' failure to meet any of the obligations pursuant to this Agreement constitutes a cause for suspension and/or debarment in addition to, and independent of, those set forth in 7 C.F.R. Part 3017 and shall result in the immediate suspension of Southern Foods in accordance with 7 C.F.R. Sections 3017.400-.420 and the simultaneous proposal to debar Southern Foods for three years in accordance with 7 C.F.R. Sections 3017.300-.325.

         24. FCS' decision not to debar Southern Foods based upon the misconduct referenced in Paragraphs B and C of the Preamble shall not restrict FCS from instituting administrative actions, including, without limitation, suspension and/or debarment, should other facts forming a separate basis indicating the need for such action, including material misrepresentations of information relied upon as set forth in Article 25, come to the attention of FCS. Furthermore, the provisions of this Agreement in no way alter or diminish the rights and responsibilities of any agency of the Federal Government to carry out its lawful function in a proper manner.

         25. Southern Foods represents that all written materials and other information supplied to FCS by its authorized representatives during the course of discussions with FCS preceding this Agreement are true and accurate, to the best information and belief of the Southern Foods signatories to this Agreement. Southern Foods understands that this Agreement is executed on behalf of FCS in reliance upon the truth and accuracy of such representations.

         26. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof. This Agreement shall be binding upon and enure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

         27. Southern Foods represents that F.T. Schenkel is fully authorized to execute this Agreement and represents that he/she has the authority to bind Southern Foods. This Agreement is signed by F.T. Schenkel on behalf of Southern Foods.

Compliance Agreement for Southern Foods                                       14

         28. As used in this Agreement, Southern Foods means the Southern Foods Corporation Group, Inc., and all of its operating sectors, groups, divisions, units and subsidiaries.

         29. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect other provisions of this Agreement.

         30. All submissions, reports, notices, and approvals required hereunder shall be in writing and delivered via certified mail, as follows:

If to Southern Foods, to:

F.T. Schenkel
Southern Foods Group, Inc.
3114 Haskel Street
Dallas, Texas 75223

If to FCS, to:

Ms. Ruthie Jackson
Regional Administrator
Food and Consumer Service
Southwest Regional Office
1100 Commerce Street, Room 5C30
Dallas, TX 75242

or such other address as either party shall have designated by notice in writing to the other party. All notices mailed shall be deemed given on the date indicated by the postmark.

         31. This Agreement is a public document and may be distributed by FCS throughout the Federal Government as appropriate and to other interested persons upon request.

         32. This Agreement may be amended or modified only by a written document signed by both parties.


Dated: 1-13-95                             Dated: 12-21-94
Food and Consumer Service                  Southern Foods Group, Inc.

By: /s/                                    By: /s/ F.T. SCHENKEL
    --------------------------                 ---------------------------